Exhibit 4.10

FOURTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS FOURTH AMENDMENT, dated as of the nineteenth day of May, 2008, and otherwise effective as recorded herein, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 with regard to The Progressive Retirement Security Program (the “Plan”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Effective January 1, 2008, restating Schedule “B”, Fee Schedule, in its entirety, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By:	By:
Its authorized signatory	Its authorized signatory

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE “B” – Fee Schedule

Annual Participant Fee:	Effective January 1, 2008 through September 30, 2008:

$0 per Participant.

Effective October 1, 2008

$8 per Participant*, billed and payable quarterly.

Loan Fee:	Establishment fee of $35.00 per loan account; annual fee of $15.00 per loan account.

Minimum Required Distribution:	$25.00 per Participant per MRD Withdrawal.

In-Service Withdrawals by Phone:	$20.00 per withdrawal.

Return of Excess Contribution Fee:	$25.00 per Participant, one-time charge per calculation and check generation.

Non-Fidelity Mutual Funds:	Fees paid directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.

Stock Administration Fee:	$0

•

Other Fees: separate charges may apply for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, audit support in excess of the standard and customary hours allotted for the annual financial statement audit, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to Fidelity.

*	This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant’s account(s) as part of the Plan’s records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

•	A budget of $100,000 for communications shall be established on an annual basis.

Note: These fees are based on the Plan characteristics, asset configuration, net cash flow, fund selection and number of Participants existing as of the date of this agreement. In the event that one or more of these factors changes significantly, fees may be subject to change after discussion and mutual agreement of the parties. Significant changes in the legal and regulatory environment would also prompt discussion and potential fee changes.

THE PROGRESSIVE CORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:			By:
	Authorized Signatory	Date		FMTC Authorized Signatory	Date